EXHIBIT 99.1
Contact: Paul V. Maier
Senior Vice President
and Chief Financial Officer
858-550-7573
Ligand Announces Agreements to Settle Securities Class Action and Derivative Lawsuits
     SAN DIEGO, CA — June 29, 2006 — Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (the “Company” or “Ligand”) announced today that it has reached agreement to settle the securities class action litigation filed in the United States District Court for the Southern District of California against the Company and certain of its directors and officers. In addition, the Company has also reached agreement to settle the shareholder derivative actions filed on behalf of the Company in the Superior Court of California and the United States District Court for the Southern District of California.
     The settlements, which are subject to court approval, resolve all claims by the parties, including those asserted against Ligand and the individual defendants in these cases. Under the agreements, in exchange for a release of all claims, the Company will pay a total of $12.15 million in cash. The settlement amounts and a portion of the Company’s total legal expenses will be funded by the Company’s insurance carrier while the remainder of the Company’s legal fees incurred will be paid by the Company. As part of the settlement of the state derivative action, the Company has agreed to adopt certain corporate governance enhancements. Neither the Company nor any of its current or former directors and officers has made any admission of liability or wrongdoing. The related investigation by the Securities and Exchange Commission is ongoing and is not affected by the settlements discussed above.
     “Although Ligand believes these suits are without merit, the Company is pleased to put the uncertainty, expense, and management time drain of the class action and derivative litigation behind it and believes that the decision to settle is in the best interests of its shareholders,” said David E. Robinson, Ligand Chairman, President and Chief Executive Officer “Settling this litigation will also facilitate continued full focus of our organization on the ongoing strategic alternatives process and the Company’s business,” Robinson added.

About Ligand
     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men’s and women’s hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand’s proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to www.ligand.com.
Caution Regarding Forward-Looking Statements
     This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These statements include those related to approval of the settlements, payments, and the ongoing SEC investigation. Actual events or results may differ from Ligand’s expectations. There can be no assurance that the settlement agreements or payments will be approved by the court(s) or that the SEC investigation will be resolved in any given timeframe or in the Company’s favor. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases as well as in Ligand’s public periodic filings with the Securities and Exchange Commission, available via Ligand’s website at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
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